UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 3, 2015

Cartesian, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34006 (Commission File Number)	48-1129619 (I.R.S. Employer Identification No.)

7300 College Boulevard, Suite 302
Overland Park, Kansas 66210
(Address of principal executive office)(Zip Code)

(913) 345-9315
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The information in Item 5.02 of this Current Report on Form 8-K is incorporated by reference herein.

As disclosed in Item 5.02 below, on June 3, 2015, the Board of Directors (the "Board") of Cartesian, Inc. (the "Company"), appointed Peter H. Woodward, the Company's current Chairman of the Board, as the Company's Chief Executive Officer ("CEO"), President and interim Chief Financial Officer ("CFO") to fill the vacancies created by Donald E. Klumb's separation from service as the Company's CEO, President and CFO, in each case, effective as of June 3, 2015 (the "Effective Date").

In connection with the foregoing appointment, Mr. Woodward resigned as Chairman of the Board, as well as from the Board's Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee (on which he served as chairman).  In order to fill the vacancies created by Mr. Woodward's foregoing resignations, the Board appointed the following independent directors of the Board to the following positions, in each case, as of the Effective Date: (i) Robert J. Currey was appointed as Chairman of the Board; and (ii) David C. Mahoney was appointed to the Board's Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee (as chairman).

As a result of Mr. Woodward's appointment as the Company's CEO, President and interim CFO, Mr. Woodward no longer qualifies as an "independent director" as defined in Rule 5605(a)(2) of the listing standards of The NASDAQ Stock Market LLC ("NASDAQ"), and only three of the six directors on the Board qualify as "independent directors."  Accordingly, the Company does not currently meet the requirements of Rule 5605(b)(1) of NASDAQ's listing standards, which requires that a majority of the Board be comprised of "independent directors" as defined in Rule 5605(a)(2) of NASDAQ's listing standards.

In addition, as previously disclosed, the term of A. Reza Jafari, an independent director of the Board and a member of the Board's Audit Committee, is scheduled to end at the Company's annual meeting of stockholders on June 16, 2015, at which time the number of directors comprising the Board will be reduced to five.  At that time, only two of the five directors on the Board will qualify as "independent directors" and the Company will not meet the requirements of Rule 5605(c)(2)(A) of NASDAQ's listing standards, which requires that the Audit Committee of the Company be comprised of at least three "independent directors."

Micky K. Woo, a director of the Board, does not currently qualify as an "independent director" because of his prior service as an executive officer of the Company.  The Company expects that Mr. Woo will qualify as an "independent director" from and after July 1, 2015, at which time: (i) three of the five directors on the Board will qualify as "independent directors" allowing the Company to meet the requirements of Rule 5605(b)(1) of NASDAQ's listing standards; and (ii) the Board will appoint Mr. Woo to the Board's Audit Committee allowing the Company to meet the requirements of Rule 5605(c)(2)(A) of NASDAQ's listing standards.

On June 3, 2015, the Company notified NASDAQ of the foregoing non-compliance issues.  On June 4, 2015, the Company received a response letter from NASDAQ acknowledging these non-compliance issues.  In accordance with Rule 5605(b)(1) and Rule 5605(c)(4) of NASDAQ's listing standards and as stated in the response letter the Company received from NASDAQ, the Company has until November 30, 2015 to regain compliance with the applicable NASDAQ listing standards.  Promptly after July 1, 2015, and prior to the end of such cure period, the Board intends to affirmatively determine that Mr. Woo qualifies as an "independent director" and appoint Mr. Woo to the Board's Audit Committee.  Upon such determination and appointment, the Company will regain compliance with the applicable NASDAQ listing standards.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Separation from Service of CEO, President and CFO

On and as of the Effective Date, the Board approved the separation from service of Mr. Klumb as the Company's CEO, President and CFO.  Following his separation from service as the Company's CEO, President and CFO, Mr. Klumb is expected to remain involved with the Company as a member of the Board and in a consulting capacity to the Company as described below.

Separation Agreement. Pursuant to his Separation Agreement with the Company, dated as of the Effective Date (the "Separation Agreement"), Mr. Klumb will be entitled to the following payments and benefits, in lieu of any payments and benefits otherwise payable to Mr. Klumb pursuant to his Employment Agreement with the Company, dated as of September 16, 2014 (the "Employment Agreement"), or pursuant to any of the Company's cash or equity incentive compensation plans or agreements:

●
a cash separation payment of $350,000, payable in installments as follows: (i) $100,000 payable 10 days after the Effective Date; (ii) $100,000 payable 30 days after the Effective Date; (iii) $100,000 payable 60 days after the Effective Date; and (iv) $50,000 payable 90 days after the Effective Date;

●	an option and right to sell to the Company up to 112,692 of Mr. Klumb's currently-owned shares of the Company's common stock at $4.50 per share, which will expire March 15, 2016;

●	salary and benefits accrued but unpaid up to the Effective Date, including accrued vacation payable in accordance with the Company's vacation cash-out policy in the amount of $16,625;

●	reimbursement of reasonable expenses accrued and payable, if any, as of the Effective Date; and

●	premiums for COBRA benefits for Mr. Klumb and his dependents for a period of 12 months following the Effective Date.

As a condition to receiving the foregoing payments and benefits, Mr. Klumb has agreed to a general release of claims in favor of the Company and its affiliates and customary non-disclosure, non-solicitation, non-competition and non-disparagement provisions.  In addition, all of Mr. Klumb's unvested and unexercised awards under the Company's 1998 Equity Incentive Plan were forfeited and expired as of the Effective Date.

The Separation Agreement provides that Mr. Klumb, following his separation from service, will continue to serve on the Board and will be entitled to receive the remuneration generally provided to other non-employee directors of the Board.

Consulting Agreement. In addition, Mr. Klumb will be engaged as a consultant to the Company pursuant to a Consulting Agreement, dated as of June 4, 2015 (the "Consulting Agreement").  The Consulting Agreement provides for an initial consulting term commencing on June 4, 2015 and terminating on August 31, 2015 (the "Initial Period"), which will automatically renew for successive three-month periods thereafter (each a "Subsequent Period") until May 31, 2016, unless earlier terminated by Mr. Klumb or the Company upon written notice delivered 15 days prior to the beginning of any Subsequent Period.

During the consulting term, Mr. Klumb will be available to provide advisory services relating to aspects of the business and operations of the Company as to which he gained specialized knowledge and experience in the course of his employment with the Company, as the Company or Board may reasonably request, including, but not limited to, assisting with the CFO transition, participating in communications to employees and customers, providing services in certain customer engagements, and assisting in certain other transition services.

In consideration for such services during the consulting term, Mr. Klumb will receive, among other things, a consulting fee of $43,750 for services provided during the Initial Period and $120,000 for services provided during each Subsequent Period, if any, as well as reimbursement for all reasonable expenses authorized in advance by the Company incurred in connection with the performance of such consulting services.  In addition, Mr. Klumb has agreed to customary non-disclosure, non-solicitation and work product assignment provisions.

The foregoing descriptions of the Separation Agreement and the Consulting Agreement do not purport to be complete and are subject to, and qualified in their entirety by, reference to the Separation Agreement and the Consulting Agreement, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated by reference herein.

Appointment of CEO, President and Interim CFO

On and as of the Effective Date, the Board appointed Mr. Woodward, the Company's current Chairman of the Board, as the Company's CEO, President and interim CFO (principal financial officer and principal accounting officer) to fill the vacancies created by Mr. Klumb's separation from service.  The Board also accepted Mr. Woodward's resignation as Chairman of the Board and appointed Mr. Currey, a current independent director of the Board, as Chairman of the Board to fill the vacancy created by Mr. Woodward's resignation, in each case, effective as of the Effective Date.  Mr. Woodward is expected to serve as interim CFO until the Company completes a search and appoints a new CFO.

Mr. Woodward, age 42, has served as director of the Company since January 2012. Mr. Woodward is the President of MHW Capital Management, a private investment firm that takes concentrated positions in micro-cap turnaround companies, with a focus on the technology sector. From 1996 until he founded MHW Capital Management in 2005, Mr. Woodward was a Managing Director for Regan Fund Management, a hedge fund group specializing in active equity investments in turnaround companies. He began his career as a research analyst at Munn, Bernhard & Associates from 1995 to 1996. Mr. Woodward has served on the board of directors of NewsEdge Corp., Zomax, Inc., Innodata-Isogen, Inc., SMF Energy Corp. and Fortress International Group, Inc., and is currently a director of TSS, Inc. and Precision Options Corporation. Mr. Woodward graduated from Colgate University with a Bachelor of Arts in Economics, and from Columbia University with a Master’s Degree in International Economics. He is a Chartered Financial Analyst.

There is no arrangement or understanding between Mr. Woodward and any other persons pursuant to which he was appointed the Company's CEO, President and interim CFO, and there is no family relationship between Mr. Woodward and any directors or executive officers of the Company. Mr. Woodward is not currently engaged, and has not during the last fiscal year been engaged, in any transactions with the Company or its subsidiaries that are required to be disclosed under Item 404(a) of Regulation S-K, nor have any such transactions been proposed. The Company is currently negotiating and has not yet entered into, or amended, any material plan, contract or arrangement with Mr. Woodward in connection with the foregoing appointment, nor has the Company made any grants or awards to Mr. Woodward in connection therewith.

Item 7.01	Regulation FD.

On June 9, 2015, the Company issued two press releases announcing certain of the matters described under Item 5.02 above and Item 8.01 below.  Copies of the press releases are attached hereto as Exhibits 99.1 and 99.2.

The information in this Item 7.01 and Exhibits 99.1 and 99.2 is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth in such filing.

Item 8.01	Other Events.

On the Effective Date, the Board authorized an amendment to the Company's previously-announced stock repurchase program to extend the program through June 30, 2016. The program was initially authorized in February 2014 and authorized the Company to repurchase up to $2 million in shares of its common stock, all of which remains available under the extended program. Under the program, repurchases may be made by the Company from time to time in the open market or through privately negotiated transactions depending on market conditions, share price and other factors. The stock repurchase program may be modified or discontinued at any time by the Board.

The Company expects to fund repurchases through cash on hand, future cash flow from operations and future borrowings.  In order to facilitate repurchases, the Company may enter into a Rule 10b5-1 plan, which permits stock repurchases when the Company might otherwise be precluded from doing so under insider trading laws or because of self-imposed trading blackout period.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

10.1	Separation Agreement, dated as of June 3, 2015, by and between Cartesian, Inc. and Donald E. Klumb.
10.2	Consulting Agreement, dated as of June 4, 2015, by and between Cartesian, Inc. and Donald E. Klumb.
99.1	Press Release, dated June 9, 2015.
99.2	Press Release, dated June 9, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CARTESIAN, INC.

By:	/s/ Peter H. Woodward
Peter H. Woodward Chief Executive Officer, President and Chief Financial Officer

Date: June 9, 2015

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Agreement, dated as of June 3, 2015, by and between Cartesian, Inc. and Donald E. Klumb.
10.2	Consulting Agreement, dated as of June 4, 2015, by and between Cartesian, Inc. and Donald E. Klumb.
99.1	Press Release, dated June 9, 2015.
99.2	Press Release, dated June 9, 2015.